Transport Corporation of America, Inc.
1715 Yankee Doodle Road
Eagan,
MN 55121
Traded: Nasdaq: TCAM

COMPANY CONTACTS:
Michael Paxton                                  Keith Klein
Chairman, President and CEO           Chief Financial Officer
(651) 686-2500                                   (651) 686-2500

FOR IMMEDIATE RELEASE
Thursday, April 17, 2003

TRANSPORT CORPORATION OF AMERICA
REPORTS FIRST QUARTER RESULTS

MINNEAPOLIS, MINNESOTA, April 17, 2003 – Transport Corporation of America, Inc. (NASDAQ: TCAM), today announced revenues for the first quarter 2003 of $67.1 million, compared with 2002 first quarter revenues of $66.0 million, an increase of 1.7%. First quarter’s net loss was $454,000 or $0.06 per diluted share, compared with a 2002 first quarter net loss of $19.5 million, or $2.70 per share.

Results in 2003 include a non-cash benefit of $167,000 after taxes, or $0.02 per share, for a change in estimate related to the impairment of revenue equipment recorded in 2002. Results in 2002 include a non-cash asset impairment charge of $2.5 million after taxes, or $0.35 per share, for asset impairment charges related to plans to dispose of approximately 260 tractors without guaranteed residual values and 500 trailers in excess of the Company’s needs. Results in 2002 also include a non-cash goodwill impairment charge of $16.7 million after taxes, or $2.31 per share.

Michael Paxton, Chairman, President and Chief Executive Officer, commented, “Our commitment to improve asset utilization continues to pay off as demonstrated by reduced deadhead and increased miles per tractor. During the first quarter, deadhead miles decreased from 12.7 percent in 2002 to 10.0 percent in 2003. Miles per tractor increased during the first quarter of 2003 by 3.1 percent over 2002 and revenue per tractor per week improved by 3.6 percent. In addition, administrative productivity continues to improve, with year-over-year revenue per non-driver employee increasing 12.6 percent during the first quarter.”

Paxton continued, “Despite the improvements in our operating fundamentals, the entire industry was negatively impacted by higher fuel costs. When comparing first quarter 2003 with 2002, the incremental cost of fuel negatively impacted earnings by $0.04 per share. Poor winter weather conditions in the Upper Midwest and Northeast also reduced total miles driven in the quarter.”

“Bad weather and high fuel costs aside, we continue to take the steps necessary to make Transport America more competitive and profitable,” Paxton noted. “As announced in February, we closed two of our eight full-service maintenance centers, as these facilities did not provide an adequate return on invested capital. Our analysis also identified redundant functions throughout our other service centers, which we eliminated. The impact on first quarter earnings related to operating these service centers through the date of closure, as well as severance for service center personnel and other reorganization costs, was approximately $0.04 per share in first quarter 2003.” Paxton continued, “Going forward, we will be increasing our maintenance capabilities in the remaining facilities to provide service to our owner operators, who represent approximately 45 percent of our total fleet, and we are implementing a new maintenance system that we expect will significantly improve our cost efficiency and management capabilities.”

“We also maintained our focus on improving the balance sheet,” Paxton noted. “For the twelfth straight quarter, Transport America has reduced its overall debt position. During the first quarter of 2003, we paid down $2.8 million of debt, bringing our total outstanding debt balance to $66.7 million.

Outlook

Looking ahead, Paxton commented, “While the first quarter continued to see soft demand for freight due to uncertain economic conditions, we are optimistic that the rate environment will improve in 2003. We continue to meet with our customers to explain the state of the industry and the effects of reduced capacity in order to recover rising insurance, fuel, and equipment costs.”

Paxton also noted, “However, we are not counting on an economic rebound to achieve our plans for 2003. We continue to significantly strengthen our balance sheet by reducing debt and eliminating under-productive assets. We have a rate structure that allows us to compete effectively in the market. We will continue to identify and achieve cost savings through business process reengineering activities. Finally, we will continue to deliver superior customer service allowing us to win new customers and grow our business with existing customers.”

The Company will host a conference call and webcast today, April 17, 2003 at 10:00 a.m. Central Time. The Internet broadcast can be accessed at the Company’s website, www.transportamerica.com, or at www.companyboardroom.com.

About Transport America

Transport Corporation of America, Inc., based in the Minneapolis — St. Paul metropolitan area, provides a wide range of truckload freight carriage and logistics services to customers in the United States and Canada. Transport America focuses on providing time-definite and other responsive services through its team of dedicated and committed employees supported by state-of-the-art technology and information systems.

This news release contains forward-looking statements regarding the Company. The Company wishes to caution readers not to place undue reliance on any forward-looking statements which speak only as of the date made. The following important factors, among other things, in some cases have affected and in the future could affect the Company’s actual results and could cause the Company’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) the highly competitive conditions that currently exist in the Company’s market and the Company’s ability to compete, (2) the Company’s ability to recruit, train, and retain qualified drivers, (3) increases in fuel prices, and the Company’s ability to recover these costs from its customers, (4) the impact of environmental standards and regulations on new revenue equipment, (5)changes in governmental regulations applicable to the Company’s operations, (6) adverse weather conditions, (7) accidents, (8) the financing and resale market for used revenue equipment, (9) changes in interest rates, (10) cost of liability insurance coverage, and (11) downturns in general economic conditions affecting the Company and its customers. The foregoing list should not be construed as exhaustive and the

Company disclaims any obligation subsequently to revise or update any previously made forward-looking statements. Unanticipated events are likely to occur.

Financial Tables to Follow...

TRANSPORT CORPORATION OF AMERICA, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
Three Months Ended March 31, 2003 and 2002
(In Thousands, Except Share and Per Share Amounts)
Unaudited

	Three Months
	2003		2002
	Amount	%	Amount	%
Operating revenues	$67,101	100.0	$66,048	100.0
Operating expenses:
Salaries, wages, and benefits	18,665	27.8	20,497	31.0
Fuel, maintenance, and other expense	10,883	16.2	9,331	14.1
Purchased transportation	23,767	35.5	20,567	31.1
Revenue equipment leases	260	0.4	63	0.1
Depreciation and amortization	6,338	9.4	7,177	10.9
Insurance, claims, and damage	2,919	4.4	3,327	5.0
Taxes and licenses	1,204	1.8	1,381	2.1
Communication	537	0.8	695	1.1
Other general and administrative	2,487	3.7	1,985	3.0
Impairment of revenue equipment	(278)	(0.4)	4,741	7.2

Total operating expenses	66,782	99.6	69,764	105.6

Operating income (loss)	319	0.4	(3,716)	(5.6)
Interest expense, net	1,075	1.6	1,491	2.2
Loss before income taxes and cumulative effect of change in accounting principle	(756)	(1.2)	(5,207)	(7.8)
Income tax provision (benefit)	(302)	(0.5)	(2,384)	(3.6)

Loss before cumulative effect of change in accounting principle	(454)	(0.7)	(2,823)	(4.2)
Cumulative effect of change in accounting principle, net of tax effect	0	0.0	(16,694)	(25.3)

Net loss	$(454)	(0.7)	$(19,517)	(29.5)

Loss per common share - basic
Before cumulative effect of change in accounting principle	$(0.06)			$(0.39)
Net loss per share	$(0.06)			$(2.70)
Loss per common share - diluted
Before cumulative effect of change in accounting principle	$(0.06)			$(0.39)
Net loss per share	$(0.06)			$(2.70)
Average common shares outstanding
Basic	7,206,808			7,227,320
Diluted	7,206,808			7,227,320

TRANSPORT CORPORATION OF AMERICA, INC.
BALANCE SHEET
March 31, 2003 and 2002
(In Thousands)
Unaudited

ASSETS

	2003	2002
Current Assets:
Cash and cash equivalents	$121	$1,427
Trade receivables, net of allowances	30,253	29,347
Other receivables	2,410	4,168
Operating supplies	978	1,198
Deferred income taxes	4,874	3,810
Prepaid expenses	4,653	4,420

Total Current Assets	43,289	44,370
Revenue Equipment, At Cost	190,637	217,800
Less: accumulated depreciation	(81,576)	(89,596)

Revenue Equipment, Net	109,061	128,204
Property and Other Equipment:
Land, buildings, and improvements	17,670	17,886
Other equipment and leasehold improvements	22,779	24,507
Less: accumulated depreciation	(16,300)	(15,761)

Property and Other Equipment, Net	24,149	26,632

Revenue, Property and Other Equipment, Net	133,210	154,836
Other Assets, Net	3,101	2,266

Total Assets	$179,600	$201,472

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2003	2002
Current Liabilities:
Current maturities of Long Term Debt	$16,367	$10,554
Current maturities of Capital Lease Obliga	5,658	4,317
Accounts payable	4,845	6,824
Checks issued in excess of cash balances	1,773	4,867
Due to independent contractors	2,666	2,282
Accrued expenses	17,696	14,954

Total Current Liabilities	49,005	43,798
Long-Term Debt & Capital Lease Obligations
Long-term debt less current maturities	28,468	48,282
Capital lease obligations less current mat	16,213	21,895

Total Long-Term Debt
& Capital Lease Obligations	44,681	70,177
Deferred Income Taxes	26,237	26,313
Shareholders’ Equity:
Common stock	72	72
Additional paid-in capital	30,239	30,459
Retained earnings	29,366	30,653

Total Shareholders’ Equity	59,677	61,184

Total Liabilities and Equity	$179,600	$201,472

TRANSPORT CORPORATION OF AMERICA, INC.
Selected Consolidated Financial and Operating Data
Three Months Ended March 31, 2003 and 2002

	Three Months
	2003	2002

Operating Statistics
Company tractors, seated	946	1,109
Company tractors, other	74	148
Independent contractor	883	777

Total tractors (at end of period)	1,903	2,034
Trailers (at end of period)	5,360	5,880

Average tractors in service	1,816	1,895
Total loaded miles (000’s)	45,307	45,391
Total miles (000’s)	50,342	51,988
Trucking revenue per tractor per week*	$2,688	$2,594
Trucking revenues per loaded mile*	$1.388	$1.424
Trucking revenues per mile*	$1.249	$1.244
Average empty mile percentage	10.0%	12.7%
Average length of haul, all miles	739	709
Average annual revenues per non-
driver employee (000’s)	$632	$561

Financial Data (000’s)
Trucking revenue	$62,895	$64,647
Fuel surcharge revenue	$3,500	$316
Logistics	706	1,085

Total revenue	$67,101	$66,048

Capital expenditures, net of proceeds	$372	$(1,923)
Total debt and capital lease obligations	$66,706	$85,048

* Excluding fuel surcharge